Exhibit 10.1

FIFTH LOAN MODIFICATION AGREEMENT

THIS FIFTH LOAN MODIFICATION AGREEMENT (this “Agreement”) is entered into as of June 14, 2006 by and among RELM WIRELESS CORPORATION, a Nevada corporation ("Relm Wireless") whose address is 7100 Technology Drive, West Melbourne, Florida  32904, RELM COMMUNICATIONS, INC., a Florida corporation (“Relm Communications” and, together with Relm Wireless, the “Borrowers”) whose address is 7100 Technology Drive, West Melbourne, Florida  32904, and SILICON VALLEY BANK ("Lender") (“Silicon”) whose address is 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office at 3353 Peachtree St. N.E., Suite M-10, Atlanta, Georgia  30326.

1.

DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrowers to Lender, Borrowers are indebted to Lender pursuant to, among other documents, a Loan and Security Agreement, dated August 29, 2003 (as may be amended from time to time, the "Loan Agreement").  The Loan Agreement and the schedule attached thereto (the “Schedule”) provide for, among other things, a Loan in the maximum principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Revolving Facility”).  Hereinafter, all indebtedness owing by Borrowers to Lender shall be referred to as the "Indebtedness."

2.

DESCRIPTION OF COLLATERAL.  Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.  Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents".  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.

MODIFICATION(S) TO REVOLVING FACILITY.

a.

Section 6.2 of the Loan Agreement is amended and restated in its entirety as follows:

6.2  Early Termination.  This Agreement may be terminated prior to the date which is one year from the date hereof as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

b.

The Schedule to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

c.

The form of Compliance Certificate to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.

4.

CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.

NO DEFENSES OF BORROWER.  Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

6.

PAYMENT OF MODIFICATION FEE.  In consideration of Bank’s agreement to modify the Loan Agreement as contemplated herein, Borrower shall pay to Bank a non refundable fee in the amount of Twenty Six Thousand Two Hundred Fifty Dollars ($26,250) (the “Modification Fee”), plus all out-of-pocket expenses, including without limitation, the Bank’s legal fees.

7.

CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Lender's agreement to modifications to the existing Indebtedness pursuant to this Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness.  Nothing in this Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing.  No maker, endorser, or guarantor will be released by virtue of this Agreement.  The terms of this paragraph apply not only to this Agreement, but also to all subsequent loan modification agreements.

8.

CONDITIONS.  The effectiveness of this Agreement is conditioned upon the following:

a.

Borrower’s payment of the Modification Fee;

b.

Execution and delivery of this Agreement by the Borrower and the Bank;

c.

The Bank’s receipt of (a) updated UCC and IP lien searches against the Borrower and its subsidiaries, (b) good standing certificates for the Borrower and its Subsidiaries, and (c) insurance certificates reflecting that the insurance policies covering the Borrower and its Subsidiaries remain in full force and effect;

d.

The Bank’s receipt of updated evidence of insurance policies, in form and substance satisfactory to the Bank,; and

e.

Execution and delivery of such other agreements, documents and instruments and the Bank may require.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

This Agreement is executed as of the date first written above.

BORROWER:	LENDER:

RELM WIRELESS CORPORATION	SILICON VALLEY BANK

By: /s/	By:/s/
Name: William P. Kelly	Name: Michael Tolliver
Title: Executive Vice President	Title: Relationship Manager

RELM COMMUNICATIONS, INC.

By: /s/
Name: William P. Kelly
Title: Executive Vice President

Silicon Valley Bank

Amended and Restated Schedule to

Loan and Security Agreement

Borrower:	Relm Wireless Corporation
Relm Communications, Inc.
Address:	7100 Technology Drive
West Melbourne, Florida 32904

Date:

June 14, 2006

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower, dated as of August 29, 2003.

1.  CREDIT LIMIT

(Section 1.1):

An amount not to exceed the lesser of:  (i) $3,500,000 at any one time outstanding (the “Maximum Credit Limit”); or (ii) the sum of 85% (the “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above), plus 20% of Eligible Inventory, plus 100% of Net Cash; provided, however, that at no time may the amount drawn hereunder against Eligible Inventory exceed the lesser of $500,000 or 20% of the total amount of Loans outstanding hereunder.  For purposes of the foregoing, “Net Cash” is defined as the total amount of cash that the Borrower has on deposit at Silicon at any time less the aggregate amount of all Loans at such time.

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or Eligible Inventory.

Letter of Credit Sublimit

(Section 1.6):

$250,000

Cash Management Sublimit

(Section 1.7):

$500,000

2.  INTEREST.

Interest Rate (Section 1.2):

A rate per annum equal to:

(a) the “Prime Rate” in effect from time to time; plus

(b) (x) initially, 0.50%, and (y) from and after Borrower’s delivery of its quarterly financial statements for the first quarter ending after the date hereof, either (i) 0.50%, if Borrower’s Net Profit (as defined in Section 5 of this Schedule) for the most recently ended quarter is less than greater than $1,700,000, or (ii) 0.35% if Borrower’s Net Profit for the most recently ended quarter is equal to or greater than $1,700,000.  If Borrower fails to deliver financial statements for any quarter, Net Profit will be deemed to be less than $1,700,000 for such quarter.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate”.  The Prime Rate is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon.  The interest rate applicable to the Obligations shall change on each date that there is a change in the Prime Rate.

3.  FEES (Section 1.4):

Loan Fee:

$26,250, payable concurrently herewith.

Unused Portion Fee:

The Borrower shall pay to Silicon a fee (collectively, the “Unused Line Fees” and individually, a “Unused Line Fee”) in an amount equal to three-tenths of one percent (0.30%) per annum of the average daily unused and undisbursed portion of the Maximum Credit Limit accruing during each month.  The accrued and unpaid portion of the Unused Line Fee shall be paid by the Borrower to Silicon, in arrears, on the last day of each month, commencing on the first such date following the date hereof, and on the Maturity Date.  The Unused Line Fee will be waived during any month in which average outstanding balances under the Loans exceeds One Million Five Hundred Thousand Dollars ($1,500,000).

4.  MATURITY DATE

(Section 6.1):

January 1, 2008.

5.  FINANCIAL COVENANTS

(Section 5.1):

Borrower shall comply with each of the following covenants.  Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Net Profit:

Borrower shall maintain, a cumulative Net Profit, for the period of:

(i) January 1, 2006 through March 31, 2006 of at least $250,000;

(ii) January 1, 2006 through June 30, 2006 of at least $500,000;

(ii) January 1, 2006 through September 30, 2006 of at least $1,000,000; and

(ii) January 1, 2006 through December 31, 2006 of at least $2,500,000.

Borrower shall also maintain a cumulative Net Profit as of the end of each of the quarters of its Fiscal Year 2007 at levels determined by Silicon based on its good faith discretion based upon Borrower’s projections for 2007.

Adjusted Quick Ratio:

Borrower shall maintain as of the end of each quarter an Adjusted Quick Ratio of at least 2:00 to 1.00.

Definitions.

For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Net Profit” means, for any period, net profit, as defined in GAAP.

“Adjusted Quick Ratio” means, as of any date, the ratio of (x) Quick Assets to (y) Current Liabilities less Deferred Revenues; where

“Quick Assets” are, on such date, the Borrower’s consolidated, unrestricted cash, cash equivalents, and net billed accounts receivable, all determined according to GAAP;

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year; and

“Total Liabilities” are, on any day, obligations that should, under GAAP, be classified liabilities on Borrower’s consolidated balance sheet, including all debt and current portion of subordinated debt allowed to be paid, but excluding all other subordinate debt.

“Deferred Revenue” is all amounts received in advance of performance under maintenance, licensing and service contracts and not yet recognized as revenue.

6.  REPORTING.

(Section 5.3):

Borrower shall provide Silicon with the following:

1.

Quarterly accounts receivable agings, aged by invoice date, and borrowing base certificate, within fifteen (15) days after the filing of the Borrower’s 10-Q.

2.

Quarterly accounts payable agings, aged by invoice date, within fifteen (15) days after the filing of the Borrower’s 10-Q.

3.

Quarterly Compliance Certificates, within fifteen (15) days after the filing of the Borrower’s 10-Q, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such quarter Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request.

4.

Quarterly unaudited financial statements, as soon as available, and in any event within fifteen (15) days after the filing of the Borrower’s 10-Q.

5.

Annual operating budgets and forecasts (including revenue forecasts by month, income statements by quarter, balance sheets by quarter, and cash flow statements by quarter) for the upcoming fiscal year of Borrower within ninety (90) of each fiscal year of Borrower.

6.

Annual financial statements, as soon as available, and in any event within fifteen (15) days after the filing of the Borrower’s 10-K, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

7.  BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated August 6, 2003 previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.

8.  ADDITIONAL PROVISIONS

1.

Banking Relationship.  Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain all of its cash and investments on deposit with Silicon.

2.

Subordination of Inside Debt.  All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form.  Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE.  Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

3.

Intellectual Property Security Agreement.  As a condition precedent to the effectiveness of this Agreement, the Borrower shall have executed and delivered an Intellectual Property Security Agreement (the “IP Security Agreement”), substantially in the form attached hereto as Exhibit B.

4.

Eligible Accounts.  Notwithstanding the requirements of clause (viii) of the definition of “Eligible Accounts” contained in the Loan Agreement, the Borrower may include Accounts in an aggregate face amount up to $2,000,000 owing from the United States or any department, agency or instrumentality thereof, notwithstanding that such Accounts have not been assigned to Silicon in accordance with the United States Assignment of Claims Act, so long as such Accounts otherwise constitute Eligible Accounts.

5.

Collateral Audits.  If borrowings exist under the revolving credit facility at any time during any calendar year, Silicon shall be entitled to be reimbursed for its expenses relating to collateral audits for only one collateral audit per year; provided, that if an Event of Default occurs, Silicon shall be entitled to be reimbursed for expenses relating to such additional collateral audits as Silicon may require.  Borrower shall not be entitled to reimbursement for any collateral audit so long as Borrower is not borrowing under the revolving credit facility.

Borrower:	Silicon:

RELM WIRELESS CORPORATION	SILICON VALLEY BANK

By: /s/	By:/s/
Name: William P. Kelly	Name: Michael Tolliver
Title: Executive Vice President	Title: Relationship Manager

RELM COMMUNICATIONS, INC.

By: /s/
Name: William P. Kelly
Title: Executive Vice President